Exhibit 99.1

                                                    FOR IMMEDIATE RELEASE

Contact:
Scott N. Greenberg                   Cynthia Peffers
Chief Executive Officer              VP, Corporate Communications
(410) 379-3640                       (703) 934-9400

                GP STRATEGIES REPORTS SECOND QUARTER 2005 RESULTS

Quarter highlights:
o Revenue for General Physics core business up 11% versus prior year period
o Operating Income for General Physics core business up 60% versus prior year period

New York, August 9, 2005 - GP Strategies Corporation (NYSE: GPX) today reported strong second quarter 2005 operating income of $2.7 million and net income of $1.2 million, or $0.07 per share, significant increases compared to the second quarter 2004 operating income of $1.2 million and net income of $0.4 million, or $0.02 per share. GP Strategies is a global provider of training, e-Learning solutions, management consulting, engineering and simulation services.

GP Strategies' operations consist of its core business, General Physics Corporation ("General Physics"), a wholly-owned subsidiary and GSE Systems, Inc. ("GSE"), a majority-owned subsidiary. As previously announced, GP Strategies completed the spin-off of National Patent Development Corporation ("NPDC") on November 24, 2004. Subsequent to the spin-off, GP Strategies ceased to have any ownership interest in NPDC, and the operations of NPDC, which include Five Star Products, Inc. and MXL Industries, Inc., have been reclassified to discontinued operations for the quarter and six months ended June 30, 2004.

In the second quarter of 2005, revenue at GP Strategies increased by $3.3 million to $50.4 million, as compared to revenue of $47.1 million in the second quarter of 2004. For the six months ended June 30, 2005, revenue at GP Strategies increased by $10.4 million to $100.2 million, as compared to revenue of $89.8 million for the six months ended June 30, 2004. These increases are primarily attributable to higher revenue at General Physics, partially offset by a decline in revenue at GSE.

In the second quarter of 2005, General Physics' revenue increased by $4.2 million or 11% to $43.8 million, as compared to revenue of $39.6 million in the second quarter of 2004. For the six months ended June 30, 2005, General Physics' revenue increased by $12.6 million or 17% to $87.5 million, as compared to revenue of $74.9 million for the six months ended June 30, 2004. New contract awards and a broader scope of training and business process outsourcing services to existing customers drove these revenue increases.

For the quarter ended June 30, 2005, income from continuing operations was $1.2 million as compared to $0.3 million for the quarter ended June 30, 2004. The improvement was primarily due to increased profitability at General Physics and reduced corporate expenses offset by losses incurred at GSE. Diluted income from continuing operations per common share was $0.07 for the quarter ended June 30, 2005 as compared to $0.02 for the quarter ended June 30, 2004. Operating profit before the loss of GSE increased from approximately $0.9 million to approximately $3.1 million, or an increase of $2.2 million.

For the six months ended June 30, 2005, income from continuing operations was $1.7 million as compared to $0.3 million for the six months ended June 30, 2004. The improvement was primarily due to increased profitability at General Physics and reduced corporate expenses offset by losses incurred at GSE. Diluted income from continuing operations per common share was $0.09 for the six months ended June 30, 2005 as compared to $0.02 for the six months ended June 30, 2004. Operating profit before the loss of GSE increased from approximately $1.5 million for the six months ended June 30, 2004 to approximately $5.3 million for the six months ended June 30, 2005, or an increase of $3.8 million.

"We continue to deliver solid performance in General Physics," said Scott N. Greenberg, CEO of GP Strategies. "Our second quarter results reflect our continued success in winning new business and expanding services with existing customers, which has translated into improved operating margins in our core business."

As previously announced, GP Strategies plans to spin-off its 57% interest in GSE through a special dividend to its stockholders. Stockholders will receive in the spin-off a pro-rata share of GSE common stock based on the number of shares of GP Strategies common stock or Class B stock held on the record date, which will be determined on a future date. GSE filed with the Securities and Exchange Commission a registration statement relating to the shares of GSE to be distributed in the spin-off. The Company anticipates that the record date will be set and the spin-off will occur shortly after such registration statement is declared effective.

The Company has scheduled an investor conference call for 10:00 a.m. ET on August 9, 2005. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-412-9257. A telephone replay of the call will also be available beginning at 1:00 p.m. on August 9, until 11:59 p.m. on August 16. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 8436118.

About GP Strategies Corporation

GP Strategies, whose operating subsidiaries are General Physics, and GSE, is a NYSE listed company (GPX). General Physics and GSE are global providers of training, e-Learning solutions, management consulting, engineering and simulation services, improving the effectiveness of organizations by customizing solutions to meet the specific needs of clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com and GSE Systems at www.gses.com.

The forward-looking statements contained herein reflect GP Strategies' management's current views with respect to future events and financial performance. We use words such as "expects", "intends" and "anticipates" to indicate forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to, the ability of GSE to secure additional financing, our holding company structure, failure to continue to attract and retain personnel, loss of business from significant customers, failure to keep pace with technology, changing economic conditions, competition, our ability to implement procedures that will reduce the likelihood that material weaknesses in our internal controls will occur in the future, and those other risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

                                  TABLES FOLLOW

The following table summarizes the revenue of GP Strategies Corporation, by reporting segment, and the consolidated results of their operations for the three and six months ended June 30, 2005 and 2004. As previously announced, GP Strategies Corporation ("the Company" or "GP Strategies") completed the spin-off of National Patent Development Corporation ("NPDC") on November 24, 2004. Subsequent to the spin-off, the Company's operations consist of General Physics Corporation ("General Physics") and GSE Systems, Inc. ("GSE") a majority-owned subsidiary and the Company ceased to have ownership interest in NPDC. The operations of NPDC, which included Five Star Products, Inc. and MXL Industries, Inc., have been reclassified to discontinued operations for the three and six months ended June 30, 2004.


(Unaudited - in thousands, except per share amounts):
                                                                 Quarters ended                   Six months ended
                                                                   June 30,                          June 30,
                                                      ---------------------------------- --------------------------------
                                                           2005           2004                2005          2004
                                                           ----           ----                ----          ----
Revenue:
General Physics                                           $43,821           $39,633          $87,548          $74,942
GSE                                                         6,555             7,441           12,681           14,852
                                                      ----------------- ---------------- ---------------- ---------------
                                                          $50,376           $47,074         $100,229          $89,794
                                                      ================= ================ ================ ===============

Operating profit (loss):
General Physics                                            $3,496            $2,185           $6,472           $3,692
Public company and other general expenses                    (415)           (1,283)          (1,220)          (2,151)
                                                      ----------------- ---------------- ---------------- ---------------
Operating profit before GSE                                 3,081               902            5,252            1,541
GSE                                                          (394)              282           (1,437)             454
                                                      ----------------- ---------------- ---------------- ---------------
   Total operating profit                                   2,687             1,184            3,815            1,995
                                                      ================= ================ ================ ===============

Interest expense                                             (433)             (506)            (813)          (1,139)
Other income (expense)                                        (91)               95              103              233
                                                      ----------------- ---------------- ---------------- ---------------

  Income from continuing operations
     before income taxes and minority interest              2,163               773            3,105            1,089
Income tax expense(1)                                      (1,186)             (376)          (2,037)            (649)
                                                      ----------------- ---------------- ---------------- ---------------
  Income before minority interest                             977               397            1,068              440
Minority interest                                             243              (116)             620             (143)
                                                      ----------------- ---------------- ---------------- ---------------
  Income from continuing operations                         1,220               281            1,688              297
Income from discontinued operations,
   net of income tax expense                                    -               113                -              228
                                                      ----------------- ---------------- ---------------- ---------------
  Net income                                               $1,220              $394           $1,688             $525
                                                      ================= ================ ================ ===============

Per common share data:
Basic
  Income from continuing operations                     $     .07         $     .02        $     .09        $     .02
  Income from discontinued operations                          --                --               --              .01
                                                      ----------------- ---------------- ---------------- ---------------
  Net income                                            $     .07         $     .02        $     .09        $     .02
                                                      ================= ================ ================ ===============
Diluted
  Income from continuing operations                     $     .07         $     .02        $     .09        $     .02
  Income from discontinued operations                          --                --               --              .01
                                                      ----------------- ---------------- ---------------- ---------------
  Net income                                            $     .07         $     .02        $     .09        $     .02
                                                      ================= ================ ================ ===============



(1) GSE is not consolidated for federal tax purposes, so the Company derives no tax benefit from their second quarter 2005 loss.

The following table summarizes the condensed consolidated balance sheet data of GP Strategies Corporation, as of June 30, 2005 and December 31, 2004 (in thousands).


                                                                                                       June 30,
                                                                                                    2005      December 31,
                                                                                                  (Unaudited)      2004
Current assets:
   Cash and cash equivalents                                                                         $6,901        $2,417
   Cash held in escrow from arbitration                                                                -           13,798
   Accounts and other receivables                                                                    29,412        31,114
   Costs and estimated earnings in excess of billings on uncompleted contracts                       19,204        16,834
   Prepaid expenses and other current assets                                                          7,098         5,828
                                                                                            ---------------- -----------------
      Total current assets                                                                           62,615        69,991
Property, plant and equipment, net                                                                    2,453         2,673
Goodwill and other intangibles, net                                                                  63,169        63,404
Deferred tax assets                                                                                  15,565        16,651
Other assets                                                                                          2,699         3,316
                                                                                            ---------------- -----------------
      Total assets                                                                                 $146,501      $156,035
                                                                                            ================ =================

Current liabilities:
   Current maturities of long-term debt                                                                 $89          $100
   Short-term borrowings                                                                                675         6,068
   Accounts payable and accrued expenses                                                             24,709        33,219
   Billings in excess of costs and estimated earnings on uncompleted contracts                        9,807        10,003
                                                                                            ---------------- -----------------
                                                                                                     35,280        49,390
Long-term debt less current maturities                                                               11,784        10,951
Other non-current liabilities                                                                         3,042         1,739
                                                                                            ---------------- -----------------
      Total liabilities                                                                              50,106        62,080
Minority interest                                                                                     1,715         2,335
Total stockholders' equity                                                                           94,680        91,620
                                                                                            ---------------- -----------------
                                                                                                   $146,501      $156,035
                                                                                            ================ =================


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